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                                                                    EXHIBIT 23.3



                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus for the registration of $50 million 11 1/2% Senior Subordinated Notes of the Company and to the incorporation by reference therein of our report dated March 15, 1999, with respect to the combined financial statements of Gantrex Group Limited, Norapco Limited, Gantrex Holding Corporation and Gantrex Systems Inc. included in its Current Report (Form 8-K) dated March 17, 1999, filed with the Securities and Exchange Commission.

                                       Arthur Andersen LLP

October 29, 1999
Mississauga, Canada